Exhibit 99.1

RESORTS ATLANTIC CITY REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2003

ATLANTIC CITY, May 6, 2003—Resorts Atlantic City (“Resorts”), an affiliate of Colony Investors IV, L.P., today reported its operating results for the quarter ended March 31, 2003.

First quarter EBITDA was $5.2 million as compared to $7.4 million in the year-earlier quarter.

Income from operations for the quarter was $2.4 million as compared to $5.9 million in the comparable 2002 quarter.

Gaming revenues for the quarter were $56.0 million, a decrease of $7.2 million, or 11.4%, from the comparable 2002 period. Net revenues for the quarter declined 8.9% to $52.3 million, compared to $57.4 million in the prior year. The decline is primarily attributable to the impact of several winter storms in the region during the quarter, in particular a major snowstorm over President’s day weekend. Additionally, results continue to be somewhat impacted by the closing of Resorts’ 166-room Atlantic City Tower in September 2002. The Atlantic City tower was demolished to make room for a new hotel tower and casino expansion.

In the first quarter, Resorts incurred a net loss of $2.1 million versus a net loss of $18,000 in the comparable 2002 quarter. In addition to the revenue results noted above, this decline is also the result of an increase in interest expense of $2.7 million, principally caused by the issuance in March 2002 of the $180 million 11½% First Mortgage Notes due 2009 (the “First Mortgage Notes”). Included in the results for the quarter ended March 31, 2002 is a $3.4 million charge resulting from the retirement of Resorts’ previous debt upon issuance of the First Mortgage Notes.

Development of Resorts’ new hotel tower commenced in the summer of 2002. To make room for the new tower, in September 2002 Resorts closed and subsequently demolished its existing 166-room Atlantic City Tower together with a simulcast facility and slot parlor located at the foot of the old tower. The simulcast facility has been relocated and a portion of the 161 slot machines in the Atlantic City Tower slot parlor have been added to the main floor. Completion of the new tower is scheduled for the spring of 2004.

“First quarter results reflect the impact of a number of winter storms during the quarter,” stated Nicholas L. Ribis, Vice Chairman. “Costs were well managed during the period so that the $7.2 million decline in gaming revenues only resulted in a $2.2 million decline in EBITDA. Weather aside, results continue to be in line with expectations given the reduced room inventory and gaming capacity as a result of the closing of our Atlantic City Tower. Construction on the new hotel tower is progressing well, having been only minimally impacted by the weather.”

Management will conduct a conference call for holders of Resorts 11½% First Mortgage Notes and investment analysts on Wednesday, May 7, 2003 at 1:00pm EST. At that time management will review operating results, status of the construction of the new hotel tower, and other pertinent matters. Interested participants should call toll free 1-800-915-4836, ID: “Resorts Atlantic City 1st Quarter Conference Call”. A replay of the call will be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

Except for historical information contained herein, the disclosures in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended and are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Although Resorts believes the assumptions on which the forward-looking statements contained herein are based on are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by Resorts that Resorts’ objectives will be achieved. The forward-looking statements included herein are made as of the date of the press release, and Resorts assumes no obligation to update the forward-looking statements after the date hereof.

COLONY RIH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2003	2002
Net revenues	$52,317	$57,433
Operating expenses	47,147	50,012
Depreciation and amortization	2,789	1,527

Income from operations	2,381	5,894

Interest income	407	230
Interest expense, net of capitalized interest	(5,207)	(2,461)
Other expense	(209)	(33)
Loss on extinguishment of debt	—	(3,378)

Income (loss) before income taxes	(2,628)	252

Credit (provision) for income taxes	546	(270)

Net loss	$(2,082)	$(18)

COLONY RIH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands)

Reconciliation of EBITDA to Income from Operations

	Three months ended March 31,
	2003	2002
Total net revenue	$52,317	$57,433
Operating expenses	47,147	50,012

EBITDA (a)	5,170	7,421
Depreciation and amortization	2,789	1,527

Income from operations	$2,381	$5,894

(a)	EBITDA is income from operations before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principals (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

COLONY RIH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$23,643	$32,989
Other current assets	15,076	14,100

Total current assets	38,719	47,089
Property and equipment, net	154,854	145,841
Other assets (including $81,471 and $89,971 of restricted cash and cash equivalents in 2003 and 2002, respectively)	107,846	116,424

Total assets.	$301,419	$309,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	27,645	33,383
Long-term debt, less current portion	182,893	183,008
Other long-term liabilities	8,528	8,528

Total liabilities	219,066	224,919

Common stock	8	8
Capital in excess of par	73,813	73,813
Retained earnings	8,532	10,614

Total shareholders’ equity	82,353	84,435

Total liabilities and shareholders’ equity	$301,419	$309,354